HEI Exhibit 23.1

[KPMG LLP letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-108110, 333-141622, 333-155053, and 333-158999 on Form S-3 and Registration Statement Nos. 333-05667, 333-02103, 333-105404, and 333-159000 on Form S-8 of Hawaiian Electric Industries, Inc., and Registration Statement No. 333-155053-02 on Form S-3 of Hawaiian Electric Industries Capital Trust II and Registration Statement No. 333-155053-01 on Form S-3 of Hawaiian Electric Industries Capital Trust III of our report dated February 20, 2009 except as to Note 16, which is as of June 9, 2009, with respect to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the current report on Form 8-K of Hawaiian Electric Industries, Inc. and subsidiaries dated June 9, 2009.

Our report refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement, in 2008 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007, and the effects of the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, in 2009.

/s/ KPMG LLP

Honolulu, Hawaii
June 9, 2009